PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-96069
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)



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                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Internet Infrastructure HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                   Primary
                                                                      Share        Trading
                      Name of Company(1)                 Ticker      Amounts        Market
     ---------------------------------------------      -------     --------      ---------
     Akamai Technologies Inc.                            AKAM           3           NASDAQ
     BEA Systems, Inc.                                   BEAS          10           NASDAQ
     BroadVision, Inc.                                   BVSN           1           NASDAQ
     E.Piphany Inc.                                      EPNY          1.5          NASDAQ
     InfoSpace, Inc.                                     INSP          0.8          NASDAQ
     InterNAP Network Services Corporation                IIP           5            AMEX
     Kana Software, Inc.                                 KANA          0.2          NASDAQ
     NaviSite, Inc.                                      NAVI        0.1333         NASDAQ
     Openwave Systems Inc.                               OPWV        1.073667        NASDAQ
     RealNetworks, Inc.                                  RNWK           6           NASDAQ
     VeriSign, Inc.                                      VRSN         6.15          NASDAQ
     Vignette Corporation                                VIGN          0.6          NASDAQ
     Vitria Technology, Inc.                             VITR           1           NASDAQ

     (1) Effective June 29, 2005, Portal Software Inc. (NASDAQ: "PRSF.PK"), a component of the Internet Infrastructure HOLDRS Trust, was delisted from trading on The Nasdaq National Stock Market. As a result, Portal Software Inc. will no longer be an underlying constituent of Internet Infrastructure HOLDRS. On July 14, 2005, The Bank of New York distributed 0.012 Portal Software Inc. shares per 100 shares round lot of Internet Infrastructure HOLDRS.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.